Exhibit 10.2

START SCIENTIFIC, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of this 4th day of May, 2012, by and between Start Scientific, Inc., a Delaware corporation (the “Company”), and George J. Edwards, a resident of the State of Texas (the "Employee"), collectively referred to hereinafter as the “Parties” or individually as a “Party.”

In consideration of the foregoing and of the promises and mutual covenants contained herein, the Parties hereto agree as follows:

1.                            Term. The Company agrees to employ Employee and Employee agrees to accept employment with the Company for a one-year period beginning on the date first set forth above, unless this Agreement is sooner terminated pursuant to Section 5 below (the “Employment Term”).

2.                            Duties. Employee’s employment hereunder shall be in the capacity of Chief Financial Officer. Employee’s duties shall include all duties customarily associated with such office, including establishing accounting policies and procedures, engaging with auditors, assisting with SEC filings, as authorized by the Board of Directors of the Company, and perform such other duties incident to the office or as required by the Board of Directors. Employee hereby agrees to faithfully execute, to the best of his ability, such duties in connection with such office and to otherwise devote his full time, skills, and best efforts to such duties. Employee shall perform such duties subject to the general supervision and control of the Board of Directors of the Company.

3.                            Compensation and Benefits. During the Employment Term, the Company shall pay Employee, and Employee accepts as full compensation for all services to be rendered to the Company, the following compensation and benefits:

3.1.                      Salary. The Company shall pay Employee a salary equal to One Hundred Fifty Thousand Dollars (US$150,000) per year (“Base Salary”). Such compensation shall be paid to Employee in accordance with the Company’s payroll practices in effect from time to time during the Employment Term.

3.2.                      Bonus. The Board of Directors shall have the discretion to award a bonus to Employee of up to 100% of Employee’s base salary then in effect (the “Bonus”). Such bonus shall be paid to Employee thirty (30) days after the end of any calendar year which a Bonus shall be payable. The obligation of the Company to pay the Bonus (including any accumulated pro-rata portion thereof) will terminate in the event that this Agreement is terminated for “Cause” or without “Good Reason” pursuant to Section 5 below.

3.3.                      Stock Options. Contemporaneous with Employee’s employment hereunder, Employee shall be eligible to receive common stock purchase options as set forth in the attached Stock Option Grant (the “Option Grant”). The Option Grant and the exercise thereof shall be governed by the Company’s 2012 Equity Incentive Plan which are attached hereto and incorporated herein by reference.

3.4.                      Additional Benefits. Employee shall be eligible to participate in the Company's employee benefit plans for employees, including any such benefits made available to similarly situated employees of the Company, if and when any such plans may be adopted.

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3.5.                      Vacation, Sick Leave, and Holidays. During the Employment Term, Employee shall be entitled to a minimum of four (4) weeks vacation at full pay, in addition to sick leave and holidays at full pay, provided however, than any unused vacation days or holidays at the end of any fiscal year of the Company shall not be carried over into a succeeding year unless approved by the Board of Directors.

3.6.                      Deductions. During the Employment Term, the Company shall have the right to deduct from Employee's Base Salary and other compensation due to Employee hereunder any and all sums required for social security and withholding taxes and for any other federal, state, or local tax or charge which may be hereafter enacted or required by law as a charge on any such amounts paid to Employee.

4.                            Business Expenses. The Company shall promptly reimburse Employee for all reasonable out-of-pocket business expenses incurred in fulfilling Employee’s duties hereunder, in accordance with the general policy of the Company in effect from time to time, provided that all such expenses are incurred in accordance with the general policies and procedures of the Company and Employee furnishes to the Company adequate records and other documentary evidence required by all federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such business expense as a deduction on the federal or state income tax returns of the Company.

5.                            Termination.

5.1.                      Generally. During the Employment Term, either the Company or Employee may terminate Employee’s employment with the Company hereunder at any time, with or without Cause or Good Reason, in its or his sole discretion, upon thirty (30) days prior written notice. Without limiting the foregoing, Employee may immediately terminate his employment with the Company at any time for Good Reason, and the Company may immediately terminate Employee’s employment for Cause. In the event Employee's employment is terminated hereunder, all obligations of the Company and all obligations of Employee shall cease except as provided in this Section 5 and in Sections 6-17 below. For purposes of this Agreement:

(a)	“Cause” shall mean (i) Employee’s material breach of any of the terms, covenants, representations, or warranties contained in this Agreement which continues following not less than ten (10) days written notice from the Company of such breach; (ii) Employee’s being found guilty or entering a plea of guilty or nolo contendre in a criminal court of a felony; or (iii) Employee’s willful breach of duty or habitual neglect of duty, or refusal to comply with any reasonable or proper direction given by on behalf of the Board of Directors.

(b)	“Good Reason” shall mean the termination of employment by Employee as a result of a material breach of this Agreement by the Company.

(c)	"Termination Date" shall mean (i) if this Agreement is terminated on account of death, the date of death; (ii) if this Agreement is terminated for Disability (as defined below), the date on which a notice of termination due to Disability is delivered to the Employee (or such later date as may be set forth in such notice); (iii) if this Agreement is terminated by the Company, the date on which a notice of termination is delivered to the Employee (or such later date as may be set forth in such notice); (iv) if the Agreement is terminated by the Employee, the earlier of (x) the date on which the Employee delivers the notice of termination (or such later date as may be set forth in such notice) to the Company and (y) the date he ceases work; or (v) if this Agreement expires by its terms, on the last day of the term of this Agreement.

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(d)	"Disability" shall mean the Employee is unable to perform the essential functions of his job and render services of the character previously performed in the ordinary course and that such inability continues for a period of at least Thirty (30) consecutive days (or for shorter periods totaling more than forty-five (45) days during any period of three (3) consecutive months).

5.2.                      Severance Pay.

(a)	If (i) the Company terminates the employment of the Employee without Cause, or (ii) the Employee terminates his employment for Good Reason, the Employee shall be entitled to receive cash compensation equal to the greater of (A) Employee’s Base Salary during the remainder of the Employment Term, or (B) three (3) months of Employee’s Base Salary then in effect (such compensation is hereafter referred to as “Severance Pay”). Severance Pay shall be payable to Employee in accordance with the Company’s customary payroll practices/within thirty (30) days after the Termination Date.

(b)	If (i) the Employee voluntarily terminates his employment other than for Good Reason, or (ii) the Employee is terminated by the Company for Cause, then the Employee shall be entitled to receive Base Salary (excluding any accrued vacation) through the Termination Date only, and no other compensation shall be payable.

(c)	If the Employee's employment is terminated due to death or Disability, the Employee shall be entitled to receive Base Salary and accrued vacation through the Termination Date only, and no other compensation shall be payable.

(d)	In addition to the provisions of Section 5.2(a) and 5.2(b) hereof, to the extent COBRA or a state equivalent shall be applicable to the Company, the Employee shall be entitled to continuation of group health plan benefits for such period as may then be required by law if the Employee satisfies all applicable conditions to the receipt of such continuation of benefits, including any required elections or payments.

(e)	Employee acknowledges that, upon termination of his employment, he is entitled to no other compensation, severance or other benefits other than those specifically set forth in this Agreement.

(f)	The provisions of this Section 5.2 are intended to be and are exclusive and in lieu of any other rights or remedies to which the Employee or the Company may otherwise be entitled, either at law, tort or contract, in equity, or under this Agreement, as a result of any termination of the Employee's employment. The Employee shall be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 5.2.

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6.                            Right of First Refusal; Enforceability.

6.1.                      Right of First Refusal. During the Employment Term and for the one (1) year period thereafter, should Employee desire to engage in any other business which is the same as or competitive with the Company or any of the Company’s subsidiaries in any geographic area in which the Company (or such subsidiaries as the case may be) conducts business, Employee shall first make a written offer to the Company to engage in such business on the same terms and conditions as proposed to Employee or Employee’s affiliates. The Company shall thereupon have the option, but not the obligation, for a period of forty-five (45) days after receipt of notice of the offer to elect to engage in such business on the same terms and conditions as to Employee or Employee’s affiliates. Should the Company reject the terms and conditions proposed in respect of such other business within such forty-five day period, then the Employee shall have the right to engage in and pursue such business on the terms and conditions as proposed to the Company. Any material modification to such terms and conditions shall be deemed a new offer by the Employee and subject to the Company’s right of first refusal hereunder.

6.2.                      Enforceability. If any of the provisions of this Section 6 is held unenforceable, the remaining provisions shall nevertheless remain enforceable, and the court making such determination shall modify, among other things, the scope, duration, or geographic area of this Section to preserve the enforceability hereof to the maximum extent then permitted by law. In addition, the enforceability of this Section is also subject to the injunctive and other equitable powers of a court as described in Sections 9 and 16 below.

7.                            Confidentiality. Employee acknowledges that during Employee’s employment with the Company, Employee will develop, discover, have access to, and become acquainted with technical, financial, marketing, personnel, and other information relating to the present or contemplated products, services (including prices, costs, sales, or content), or the conduct of business of the Company or an affiliate of the Company, computer programs, computer systems, operations, processes, knowledge of the organization or the industry, research and development operations, future business plans, customers (including identities of customers and prospective customers, identities of individual contracts at business entities which are customers or potential customers), business relationships, or other information, which is of a confidential and proprietary nature ("Confidential Information"). Employee agrees that all files, data, records, reports, documents, and the like relating to such Confidential Information, whether prepared by him or otherwise coming into Employee’s possession, shall remain the exclusive property of the Company (or its affiliates as the case may be), and Employee hereby agrees to promptly disclose such Confidential Information to the Company upon request and hereby assigns to the Company any rights which Employee may acquire in any Confidential Information. Employee further agrees not to disclose or use any Confidential Information and to use Employee’s best efforts to prevent the disclosure or use of any Confidential Information either during the term of employment or consultancy or at any time thereafter, except as may be necessary in the ordinary course of performing Employee’s duties under this Agreement. Upon termination of Employee's employment or consultancy with the Company for any reason, Employee shall promptly deliver to the Company all materials, documents, data, equipment, and other physical property of any nature containing or pertaining to any Confidential Information, and Employee shall not take from the Company's premises any such material or equipment or any reproduction thereof.

8.                            No Conflicts. Employee hereby represents that, to the best of Employee’s knowledge, Employee’s performance of all the terms of this Agreement and work as an employee or officer of the Company does not breach any oral or written agreement which Employee has made prior to employment with the Company hereunder.

9.                            Equitable Remedies. Employee acknowledges that Employee’s obligations hereunder are special, unique, and extraordinary, and that a breach by Employee of certain provisions of this Agreement, including without limitation Sections 6 and 7 above, would cause irreparable harm to the Company for which damages at law would be an inadequate remedy. Accordingly, Employee hereby agrees that in any such instance the Company shall be entitled to seek injunctive or other equitable relief in addition to any other remedy to which it may be entitled. All of the rights of the Company from whatever source derived, shall be cumulative and not alternative.

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10.                        Assignment. This Agreement is for the unique personal services of Employee and is not assignable or delegable in whole or in part by Employee without the consent of the Board of Directors of the Company. This Agreement may be assigned or delegated in whole or in part by the Company and, in such case, the terms of this Agreement shall inure to the benefit of, be assumed by, and be binding upon the entity to which this Agreement is assigned.

11.                        Waiver or Modification. Any waiver, modification, or amendment of any provision of this Agreement shall be effective only if in writing in a document that specifically refers to this Agreement and such document is signed by the Parties hereto.

12.                        Entire Agreement. This Agreement constitutes the full and complete understanding and agreement of the Parties hereto with respect to the subject matter covered herein and supersedes all prior oral or written understandings and agreements with respect thereto.

13.                        Employee Acknowledgement. Employee acknowledges that (i) he was consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and has been advised to do so by the Company, and (ii) that his has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based upon his own judgment.

14.                        Severability. If any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect.

15.                        Notices. Any notice required hereunder to be given by either party shall be in writing and shall be delivered personally or sent by certified or registered mail, postage prepaid, or by private courier, with written verification of delivery, or by email or facsimile transmission to the other party to the email address, street address, or telephone number provided by such party to the other or to such other address or telephone number as either party may designate from time to time according to this provision. A notice delivered personally shall be effective upon receipt. A notice sent by facsimile transmission shall be effective twenty-four hours after the dispatch thereof. A notice delivered by mail or by private courier shall be effective on the third day after the day of mailing.

16.                        Dispute Resolution. Except as set forth in Section 9 above, all disputes hereunder shall be resolved first, though mediation, and if unsuccessful, then though binding arbitration before a single arbitrator in accordance with the applicable rules of the American Arbitration Association then in effect. The venue for mediation and arbitration shall be Harris County, Texas. Judgment of the arbitrator may be entered in any court having jurisdiction over the non-prevailing party.

17.                        Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to the conflict of laws.

IN WITNESS WHEREOF, Employee has signed this Agreement personally and the Company has caused this Agreement to be executed by its duly authorized representative to be effective as of the date first given above.

COMPANY	EMPLOYEE

Start Scientific, Inc.

S. Arne D. Greaves, Chief Executive Officer	George J. Edwards